EXHIBIT 4.3
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                              METHANEX CORPORATION

                             STOCK OPTION PLAN 2006


A.      THE PLAN

        The Stock Option Plan 2006 (the "Plan") is the amended and restated stock option plan of Methanex Corporation ("Corporation"), reflecting amendments to and including March 3, 2006, of the prior Incentive Stock Option Plan. The Plan for key employees and directors of the Corporation and its majority-owned subsidiaries ("subsidiaries") to purchase unissued common shares ("Shares") of the Corporation is hereby established on the terms and conditions hereinafter set out.

B.      PURPOSE

        The purpose of the Plan is to develop the interest of key employees and directors of the Corporation and its subsidiaries in growth and development by providing them with the opportunity through options on Shares to acquire an increased financial interest in the Corporation.

C.      GRANT OF OPTIONS

        The Board of Directors of the Corporation may from time to time in its discretion grant to officers, directors and other employees of the Corporation and its subsidiaries (who in each case must be full-time employees or directors of the Corporation or a subsidiary and who, in the opinion of the Board of Directors, are key employees or directors), an option to acquire all or any part of an allotment of Shares of the Corporation upon and subject to such terms, conditions and limitations as are herein contained and otherwise as the Board of Directors may from time to time determine with respect to each option.

        The maximum number of Shares that may be issued from and after May 2, 2006 pursuant to options granted pursuant to this Plan is 5,250,000. The maximum number of Shares which may be reserved for issuance to, or covered by any option granted to, any person shall not exceed the lower of 5% of the outstanding issue or the maximum number permitted by the applicable securities laws and regulations of Canada or of the United States or any political subdivision of either, and the by-laws, rules and regulations of any stock exchange or other trading facility upon which the Shares are listed or traded, as the case may be.

D.      EXERCISE PRICE

        The price of the Shares, upon exercise of each option granted under the Plan, shall be a price fixed for such option by the Board of Directors, but such price shall be not less than the fair market value of the Shares on the date the option is granted. The fair market value for this purpose shall be deemed to be the US Dollar equivalent of the closing price at which board lots of the Corporation's Shares were traded on the Toronto Stock Exchange on the day preceding the date on which the option is granted or if no board lots are traded on such day then the US Dollar equivalent of the closing price at which board lots were traded on the most recent day upon which at least one board lot was traded on such Exchange. The "US Dollar equivalent of the closing price" shall be determined using the US Dollar/Canadian Dollar Daily Noon Rate as published by the Bank of Canada on the same day that the closing price is established.

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E.      TERM

        The Shares identified in the option may be purchased at such time or times after the option is granted as may be determined by the Board of Directors.

        Each option, unless sooner terminated in accordance with the terms, conditions and limitations of the option, shall expire on a date ("Expiry Date") not later than ten years from the day the option was granted, which date shall be fixed by the Board of Directors, except that, subject to the right of the Board of Directors, in its discretion, to determine that a particular option may be exercisable during different periods, in respect of a different amount or portion of shares or in a different manner:

        (a) in the case of the death of an optionee prior to the Expiry Date, the option will be exercisable by the legal representative of such optionee, or by the person or persons to whom the optionee's rights under the option pass by will or the laws of devolution or distribution and descent, prior to the earlier of (i) the date which is one year from the date of death of such optionee (or such shorter or longer period as may be determined by the Board of Directors at the time of grant of the option), and (ii) the Expiry Date;

        (b) if the optionee ceases, for any reason other than death, to be a director, officer or employee of the Corporation or a director, officer or employee of a subsidiary of the
                Corporation prior to the Expiry Date, the option will be exercisable by the optionee prior to the earlier of (i) the date which is one year from the date such optionee so ceases to be a director, officer or employee of the Corporation or a director, officer or employee of any subsidiary of the Corporation, or such shorter or longer period as the Board of Directors may, in its discretion, determine and (ii) the Expiry Date.

        The retirement of any optionee who is a director of the Corporation or any subsidiary at any general meeting of the Corporation or such subsidiary as required by the constating documents of the Corporation or the subsidiary, as the case may be, will not result in the termination of the option granted to such optionee provided that such optionee is re-elected at such meeting as a director of the Corporation or of such subsidiary, as the case may be.

        A change in the duties or position of an optionee or the transfer of such optionee from a position with the Corporation to a position with a subsidiary of the Corporation, or VICE VERSA, will not trigger the termination of such optionee's option, provided such optionee remains a director, officer or employee of the Corporation or a director, officer or employee of any subsidiary of the Corporation.

        Shares subject to an option which is not exercised or which is cancelled shall become available for subsequent options under the Plan.

F.      ISSUE OF SHARES

        No person shall have any of the rights of a shareholder in respect of any Shares under an option until such shares have been paid for in full and issued to such person.

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G.      TRANSFERABILITY

        No option shall be transferable or assignable otherwise than by will or the laws of succession and distribution.

H.      ALTERATION OF NUMBER OF SHARES SUBJECT TO THE PLAN

        The number of Shares subject to the Plan shall be increased or decreased proportionately in the event of the subdivision or consolidation of such Shares of the Corporation, and in any such event a corresponding adjustment shall be made changing the number of shares deliverable upon the exercise of any option theretofore granted without change in the total price applicable to the unexercised portion of the option, but with a corresponding adjustment in the price for each share covered by the option. In the event that the Corporation is reorganized or merged or consolidated or amalgamated with another corporation, appropriate provisions shall be made for the continuance of the options outstanding under the Plan and to prevent their dilution or enlargement.

I.      ADMINISTRATION

        Within the limitations set forth in the Plan, the Board of Directors, or any Committee of the Board to which such authority shall be delegated by the Board, is authorized to provide for the grant and exercise of options on such terms (which may vary as between options) as it shall determine. All decisions and interpretations made by the Board of Directors, or any such committee, shall be binding and conclusive on the Corporation and all employees eligible to participate in the Plan.

J.      AMENDMENT AND TERMINATION

        The Board of Directors may at any time terminate the Plan with respect to any Shares not at the time subject to option, and the Board of Directors may at any time amend any of the provisions of the Plan subject to obtaining any required approval of the appropriate stock exchange or other regulatory authority but any such amendment may not, without the consent of the optionee, adversely affect or impair any option previously granted to an optionee under the Plan.